Exhibit No. 11
                      HARDING LAWSON ASSOCIATES GROUP, INC.

                        Computation of Per Share Earnings
                      (In thousands, except per share data)
                                   (Unaudited)


                                           Three Months Ended   Six Months Ended
                                              November 30,        November 30,
                                             1996      1995      1996      1995
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PRIMARY
  Average shares outstanding                4,980     4,845     4,933     4,803
  Net effect of dilutive stock options
    based on the modified treasury stock
    method using the average market price      16        26        25        34
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      TOTAL                                 4,996     4,871     4,958     4,837
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  Net income                               $  750    $  959    $  976    $1,894
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  Net income per share                     $ 0.15    $ 0.20    $ 0.20    $ 0.39
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